Universal Institutional Funds, Inc.
- Small Company Growth Portfolio
Item 77O- Transactions effected
pursuant to Rule 10f-3

Securities Purchased:	Dunkin'
Brands Group Inc.
Purchase/Trade Date:	7/27/11
Size of Offering/shares: 22,250,000
shares
Offering Price of Shares: $19.00
Amount of Shares Purchased by Fund:
532
Percentage of Offering Purchased by
Fund: 0.002
Percentage of Fund's Total Assets:
0.04
Brokers:  JPMorgan, Barclays Capital,
Morgan Stanley, BofA Merrill Lynch, Goldman,
Sachs & Co., Baird, Stifel Nicolaus
Weisel, William Blair & Company, Wells Fargo
Securities, Raymond James, Moelis &
Company, SMBC Nikko, Ramirez & Co., Inc.,
The Williams Capital Group, L.P.
Purchased from:  Barclays Capital